EXHIBIT 10.13

     (Note Schedules to this Exhibit have not been filed due to their size, but are available on request for inspection at the Company's offices)

                                                                   EXHIBIT 10.13

                     FACILITY B LOAN AUTHORIZATION AGREEMENT

The Customer referred to below has applied for, and Harris Trust and Savings Bank, Chicago, Illinois ("Bank"), has approved the establishment of, a loan authorization account ("Loan Account") from which the Customer may from time to time request loans and letters of credit in the aggregate amount of credit shown below (the "Maximum Credit"). The Loan Account shall be secured as described in this Agreement. Interest on such loans shall be computed at a variable rate which may change daily based upon changes in the Bank's Prime Rate or at short term fixed rates based upon LIBOR. The Customer may make principal payments at any time and in any amount, subject to payment of the funding indemnity more fully provided in paragraph no. 2 below. The request by the Customer for, and the making by the Bank of, any loan or letter of credit against the Loan Account shall constitute an agreement between the Customer and the Bank as follows:

Name of Customer: SunRich Food Group, Inc., a Minnesota corporation

Address: 3824 93rd Street
         Hope, Minnesota  56046

Type of Loan Account: Revolving, which means as principal is repaid, the
                      Customer may reborrow subject to this Agreement.

Amount of Maximum Credit: $5,000,000

Each Loan Requested Shall Be At Least: $100,000 in the case of Loans bearing interest with reference to the Bank's
                                       Prime Rate or such greater amount which
                                       is an integral multiple of $100,000; and $1,000,000 in the case of Loans bearing interest with reference to LIBOR or such greater amount which is an integral multiple of $100,000.

Interest Rate: The Loans will bear interest as set forth in paragraph no. 2 below.

Maturity Date: The Loan Account terminates, and Loans are payable, ON DEMAND.

Periodic Statement reflecting accrued interest will be sent and interest will be payable monthly.

Payments shall be due at the Bank's principal office in Chicago, Illinois, paid to the order of the Bank, and made by debit to Harris Account #420-981-3.

1. Using the Account. (a) All loans and advances from the Loan Account are referred to in this Agreement as "Loans." Loan requests shall be sent to the Customer's Harris Account Officer and may be made by writing or by telephone. Loan proceeds shall be credited to the Customer's deposit account at the Bank unless the Bank is otherwise directed by special written directions from the Customer. The amount of each Loan requested shall be at least the minimum amount shown above, and the Bank shall have the right to refuse to honor any Loan requested by the Customer which is less than that minimum amount, even if the Bank has previously honored a Loan request for less than the minimum amount. Each Loan shall initially constitute part of the Prime Rate Portion (as described in paragraph no. 2(a) below) except to the extent the Customer has otherwise timely elected that such Loan, or any part thereof, constitutes part of a LIBOR

      Portion as provided in paragraph 2 below. The Customer shall not request any Loan which, when taken together with Loans and Letters of Credit then outstanding, would exceed the Maximum Credit. If Loans are secured directly or indirectly by securities traded on a national exchange or by other "margin stock" (as defined by the Federal Reserve Board in Regulation U), then the Customer promises to furnish the Bank a duly executed and completed Form U-1 statement and agrees that the proceeds of Loans from the Loan Account will not be used to purchase or carry stock, convertible bonds or warrants unless the Customer has obtained the prior written consent of the Bank.

      Loans will be made available from the Loan Account subject to the Bank's approval on a loan-by-loan basis as and when Loans are requested by the Customer. None of the proceeds of the Loans shall be loaned to or otherwise utilized by or for the benefit of Virginia Materials, Inc. or International Materials & Supplies, Inc.

      All Loans shall be made against and evidenced by the Customer's promissory note payable to the order of the Bank in the principal amount of $5,000,000, such note to be in the form of Exhibit A attached hereto (the "Note"). The Bank agrees that notwithstanding the fact that the Note is in the principal amount of $5,000,000, it shall evidence only the actual unpaid principal balance of Loans made under the Loan Account. The Bank agrees that if it transfers or assigns the Note, the Bank will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Customer agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note.

            (b) Letters of Credit. Subject to the terms and conditions hereof, the Loan Amount may be availed of by the Customer in the form of commercial letters of credit issued by the Bank for the account of the Customer (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $1,500,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability shall to such extent be reinstated. Each Letter of Credit issued hereunder shall expire not later than twelve (12) months from the date of issuance. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a commercial letter of credit, as to form and substance, and be a letter of credit which the Bank may lawfully issue. At the time the Customer requests each Letter of Credit to be issued, the Customer shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Customer to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Customer for the amount the Bank pays on any draft drawn under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Customer to reimburse the Bank for the amount of such draft paid shall bear interest (which the Customer hereby promises to pay on demand) from and after the date the draft is paid until payment in full thereof at the fluctuating rate per annum determined by adding 3% to the sum of the Applicable Margin plus the Prime Rate as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed), (ii) the Customer shall pay fees in connection with each Letter of Credit as set forth in
      Section 3 hereof, and (iii) the Customer shall, upon demand of the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Customer agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Customer to honor any such demand and that the Bank shall have the right to require the Customer to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

2.    Interest Rate Options.

      (a) Subject to the terms and conditions hereof, portions of the principal of the Loans (all of the principal of the Loans bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the Customer's option, bear interest with reference to the Prime Rate (the "Prime Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"). Subject to the terms and conditions hereof, Portions may be converted from time to time from one basis to another. All principal of the Loans which is not part of a LIBOR Rate Portion shall constitute a single Prime Rate Portion. All principal of the Loans which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than four (4) LIBOR Portions outstanding at any one time. Anything contained herein to the contrary notwithstanding, no LIBOR Portion shall be created, continued or effected by conversion after any demand for payment of the Loans or any non-compliance by the Customer with any of the terms or conditions of this Agreement. The Customer hereby promises to pay interest on each Portion at the rates and times specified herein. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Customer may contract to pay under applicable law.

      (b) Prime Rate Portion. The Prime Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Prime Rate as in effect from time to time, provided that if the Prime Rate Portion or any part thereof is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 3% to the sum of the Applicable Margin plus the Prime Rate as from time to time in effect. Interest on the Prime Rate Portion shall be payable monthly in arrears on the last day of each calendar month in each year; and interest shall also be due and payable upon demand. Any change in the interest rate on the Prime Rate Portion resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.

      (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 3% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period; and interest shall also be due and payable upon demand. The Customer shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Customer shall notify the Bank of the new Interest Period selected therefor; and in the event the Customer shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion as of and on the last day of such Interest Period.

      (d) Computation of Interest. All interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

      (e)   Manner of Rate Selection.

            (i) LIBOR Portions. The Customer shall notify the Bank by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Customer requests that any LIBOR Portion be created or that any part of the Prime Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto.

            (ii) Interest Rate Selections. All requests for the creation, continuance and conversion of LIBOR Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be the Customer, or its designated representative, without the need of independent investigation, the Customer hereby indemnifying the Bank from any liability or loss ensuing from so acting.

      (f) Change of Law. Notwithstanding any other provisions hereof, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Customer and at the Bank's option make demand repayment of the Loans or only the affected LIBOR Portion and, even absent such demand, no LIBOR Portion shall be created, continued or maintained after the date of such determination until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. Upon such a demand by the Bank for payment, the Customer shall thereupon prepay the outstanding principal amount of the Loans so demanded, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement (including without limitation any amount due the Bank under the funding indemnity paragraph below); provided, however, that unless the Bank makes demand for repayment of the Loans in full, the Customer may elect to convert the principal amount of the affected LIBOR Portion into the Prime Rate Portion, subject to the terms and conditions hereof (including, without limitation, the payment of such interest and other amounts so payable to the Bank hereunder).

      (g) Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision hereof, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Customer and at the Bank's option make demand for repayment of the Loans and, even absent such demand, no LIBOR Portion shall be created, continued or effected by conversion, as the case may be, in such amount and for such Interest Period until deposits in such amount and for the Interest Period selected by the Customer shall again be readily available to the Bank in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

      (h) Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated hereby (whether or not having the force of law), shall: (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion; (ii) subject the Bank, this Agreement or any LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement or any LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;
            (iii) change the basis of taxation of payments of principal and interest due from the Customer to the Bank hereunder (other than by a change in taxation of the overall net income or gross receipts of the Bank); or (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement or any LIBOR Portion, and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Customer shall pay on demand (which need not but may at the Bank's option be combined with a demand for repayment of the Loans) to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Customer a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

      (i) Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

            (x) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

            (y) any failure by the Customer to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

            then the Customer shall pay to the Bank upon its demand (which need not but may at the Bank's option be combined with a demand for repayment of the Loans) such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests compensation under this paragraph, it shall provide to the Customer a certificate setting forth the computation of the loss, cost or expense giving rise to the request for compensation in reasonable detail and such certificate shall be conclusive if reasonably determined.

      (j) Lending Branch; Discretion of Bank as to Manner of Funding. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Portions shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

      (k) Notations. The status of all amounts evidenced by the Note as constituting part of the Prime Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule hereto and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce this Agreement of the principal amount remaining unpaid thereon, the status of the Loans evidenced by the Note, and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Customer to repay the principal balance of the Loan Account together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule hereto the status of all amounts evidenced thereby as constituting part of the Prime Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

      (l) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                 Adjusted LIBOR =             LIBOR
                                      -----------------------
                                      100%-Reserve Percentage

            "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

            "Applicable Margin" means, with respect to Loans and Letters of Credit, initially the following:

            Applicable Margin for Prime Rate Portion of Loans:             0.15%

            Applicable Margin for LIBOR Portions of Loans and Letters of   1.15%
               Credit:

            ; provided, however, that the Applicable Margin with respect to the Loans and Letters of Credit shall be subject to quarterly adjustments (commencing with an adjustment with respect to the fiscal quarter ending on March 31, 2002) as follows:

                    IF AS OF THE LAST DAY
                     OF THE MOST RECENTLY                                             APPLICABLE MARGIN
                   COMPLETED FISCAL QUARTER               APPLICABLE MARGIN           FOR LIBOR PORTIONS
                  THE SENIOR FUNDED DEBT TO            FOR PRIME RATE PORTION      OF LOANS AND LETTERS OF
                       EBITDA RATIO IS                       OF LOANS IS                  CREDIT IS
                  below 1.50 to 1.0                                0%                       0.90%

                  at or above 1.50 to 1.0 but                   0.15%                       1.15%
                      below 2.0 to 1.0

                  at or above 2.0 to 1.0 but                    0.40%                       1.40%
                      below 2.5 to 1.0

                  at or above 2.5 to 1.0                        0.65%                       1.65%

            After the close of each quarterly fiscal period of the Customer (the close of such quarterly fiscal period being hereinafter referred to as the "Margin Testing Time"), the Bank shall, within five days after receipt of the Customer's covenant compliance certificate delivered pursuant to Section 6 hereof, (i) confirm that the financial statements theretofore furnished to it indicate compliance with the Senior Funded Debt to EBITDA Ratio required in the chart above as of the Margin Testing Time and (ii) notify the Customer of such determination and of any change in the Applicable Margin resulting therefrom. Any change in the Applicable Margin shall be effective on the 5th Business Day immediately following the Bank's receipt of the Customer's most recent financial statement for the most recent completed fiscal quarter delivered pursuant to Section 6 and with such new Applicable Margin to continue in effect until the effectiveness of the next redetermination thereof. Any determination by the Bank of the Senior Funded Debt to EBITDA Ratio shall be conclusive and binding upon the Customer provided that it has been made in good faith.

            "BMO" means Bank of Montreal and its successors and assigns.

            "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England.

            "Capital Lease" means, with respect to a Person, any lease or other arrangement relating to property or assets which would be required to be accounted for as a capital lease on a balance sheet of that Person in accordance with generally accepted accounting principles. The amount of any Capital Lease at any date shall be the amount of the obligation in respect thereof which would be included on the balance sheet.

            "Consolidated Borrower" means Stake and all Included Subsidiaries on a consolidated basis.

            "EBITDA" means, with respect to any fiscal period of the Consolidated Borrower, the net income of the Consolidated Borrower (adjusted from time to time, with the prior written consent of the Bank, for extraordinary gains or losses, income or expenses) for that period, plus, to the extent deducted in determining the net income, interest and income taxes accrued during that period, and eliminating any non-cash items deducted or added in determining that net income, including depreciation, depletion and amortization expenses and unrealized foreign exchange losses or gains.

            "Funded Debt" means, with reference to the Consolidated Borrower, at any time and without duplication:

                  (a) all debts and liabilities for borrowed money including, without limitation, the obligations;

                  (b) other than the deferred net profit interest payable to Jack Burns by Virginia Materials, Inc., all debts or liabilities representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

                  (c) all liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee;

                  (d) all operating leases under which a residual value guarantee or the equivalent has been furnished.

                  (e)   all Capital Leases; and

                  (f) all liabilities under Swap Transactions determined on a "mark to market" basis;

            after deducting all cash on deposit with BMO and the value of all marketable securities acceptable to Bank in its sole discretion and which are subject to Liens in favour of the Bank under the Collateral Documents but excludes, to the extent included above, Subordinated Debt, accounts payable incurred in the ordinary course of the Stake's and its subsidiaries' business payment obligations with respect to the Rhodia Price Reduction and the amount of the Rhodia Receivable; provided, however, that all payments under the Rhodia Receivable are current.

            "Included Subsidiary" means (a) any Subsidiary of Stake, other than 1108176 Ontario, which, at any time has assets or revenues of greater than or equal to $100,000, and (b) 1108176 Ontario if (i) 1108176 Ontario becomes a direct or indirect wholly-owned subsidiary of Stake, or (ii) the consent of Bentonite of Canada Inc. is obtained to the grant of a security interest in favour of the Lender, (A) by 1108176 Ontario in the real property located at 411 Parkside Drive, Waterdown, Ontario and (B) by Stake in the common shares of 1108176 Ontario owned by Stake.

            "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Customer in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

                  (ii) the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

            For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

            "NFD" means Northern Food and Dairy, Inc., a Minnesota corporation.

            "Prime Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank's best or lowest rate); and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 1%.

            "Rhodia Price Reduction" means amounts due to Rhodia Inc. by NFD pursuant to the Rhodia Rider.

            "Rhodia Receivable" means the amount due to NFD by Rhodia Inc. pursuant to the Rhodia Rider.

            "Rhodia Rider" means Rider No. 5 to the manufacturing agreement between Rhodia Inc. and NFD dated September 1, 1999 attached to the Stake Credit Agreement as Exhibit A to Schedule L.

            "Senior Funded Debt to EBITDA Ratio" means Funded Debt of the Consolidated Borrower divided by the EBITDA of the Consolidated Borrower.

            "Stake" means Stake Technology Ltd., a corporation organized under the laws of Canada.

            "Stake Credit Agreement" means that certain Credit Agreement dated as of ________________, 2002 among Stake and certain subsidiaries thereof, as borrowers, Bank of Montreal, as lender, and certain affiliates of the borrowers, as obligors, as the same may be amended, modified or restated from time to time.

            "Swap Transaction" means an agreement which may be entered into between the Bank or Bank of Montreal and Stake or any subsidiary thereof in connection with the management of foreign exchange risks in all major currencies acceptable to the Bank or Bank of Montreal and includes foreign currency options and foreign exchange forward contracts and includes financial products offered by the Bank or Bank of Montreal to Stake or any subsidiary thereof in connection with management of interest rate risks including forward rate agreements and interest rate swaps.

            "1108176 Ontario" means 1108176 Ontario Limited, a corporation incorporated under the laws of Ontario, and its successors and permitted assigns.

3. Fees. (a) Commitment Fee. Since this is an uncommitted credit arrangement, no commitment or similar fee will be charged.

      (b) Letter of Credit Fees. On the date of issuance of each Letter of Credit, and as a condition thereto, and annually thereafter, the Customer shall pay to the Bank a letter of credit fee computed at the rate per annum equal to the Applicable Margin in effect during the applicable period (computed on the basis of a year of 360 days for the actual number of days elapsed) on the maximum amount of the related Letter of Credit which is scheduled to be outstanding during the immediately succeeding twelve (12) months. In addition to the letter of credit fee called for above, the Customer further agrees to pay to the Bank such issuance and drawing fees with respect to commercial Letters of Credit and such other processing and transaction fees and charges with respect to any Letter of Credit, in each case as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

4. Maturity Date; Payments. The Customer shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest ON DEMAND. Payments received by the Bank shall be applied first to accrued interest and then to the principal balance of outstanding Loans unless otherwise directed, provided that after demand all payments received shall be applied in such order and manner as the Bank shall determine. The Customer may make principal prepayments at any time and in any amount, subject to payment of the relevant funding indemnity more fully provided for in paragraph 2(j) above. Unless the Customer otherwise directs, principal payments shall be first applied to the Prime Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest

      Periods expire. If any payment from the Customer under this Agreement becomes due on a day which is not a Business Day, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Agreement.

5. Periodic Statements. The Bank will furnish the Customer with a statement for each billing period (either monthly or quarterly as shown on the front of this Agreement) which has any transaction or balance.

6. Customer Financial Statements. The Customer agrees to furnish financial information to the Bank upon request of the Bank from time to time and without request, the Customer shall furnish or cause to be furnished all of the financial information furnished to the Lender pursuant to Section
      9.4 of the Stake Credit Agreement. Such information shall be furnished as soon as reasonably possible, but in any event within 30 days after request by the Bank.

7. Representation and Warranties. In consideration of establishing and maintaining the Loan Account, the Customer hereby represents and warrants to the Bank that: (a) the Customer is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Customer of this Agreement and the Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene the Customer's charter, articles of incorporation or by-laws or any law or contractual restriction binding on or affecting the Customer; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Customer's due execution, deliver, and performance of this Agreement or the Note; (d) this Agreement is, and the Note when executed and delivered by the Customer will be, the Customer's legal, valid, and binding obligation enforceable against the Customer in accordance with its terms;
      (e) the Customer is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) the Customer's balance sheet as of December 31, 2000, and the Customer's related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Bank, fairly present Customer's financial condition as at such date and result of the operations for the period ending on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2000, there has been no material adverse change in the Customer's condition or operations; and (g) there is no pending or threatened action or proceeding affecting the Customer before any court, governmental agency or arbitrator, which may materially adversely affect the Customer's financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or the Note.

8. Security; Guaranties. The Loans (both for principal and interest) shall be secured by the property described in a Security Agreement from the Customer and each of the Customer's subsidiaries and from certain other parties and by various mortgages and deeds of trust executed by the Customer and each of its subsidiaries (all of such documents, as the same may be amended, supplemented or restated from time to time being hereinafter referred to as the "Collateral Documents"). In addition, the Loans may also be secured by collateral which secures other indebtedness which the Customer may have outstanding from the Bank at the present time or in the future. The Bank shall have the right to call for additional security satisfactory to the Bank should the value of the collateral decline or be deemed by the Bank inadequate or unsatisfactory.

      The Loans shall at all times be guarantied by each subsidiary of the Customer and by various other entities pursuant to various guaranties satisfactory to the Bank.

9. DEMAND OBLIGATION; ENFORCEMENT. THE LOANS ARE EXPRESSED TO BE PAYABLE "ON DEMAND." ACCORDINGLY, THE BANK CAN DEMAND PAYMENT IN FULL OF THE LOANS AT ANY TIME IN ITS SOLE DISCRETION EVEN IF THE CUSTOMER HAS COMPLIED WITH ALL OF THE TERMS OF THIS AGREEMENT.

      No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Customer agrees to pay to the Bank all expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any other amounts due under this Agreement and the enforcement of rights to any collateral security therefor, including, without limitation, attorneys' fees and court costs. The Bank shall have the right at any time to set-off the balance of any deposit account that the Customer may at any time maintain with the Bank against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

10. Termination. The availability of additional Loans under this Agreement will automatically terminate ON DEMAND. The Bank reserves the right at any time without notice to terminate the Loan Account, suspend the Customer's borrowing privileges or refuse any Loan request or any request for a LIBOR Portion even though the Customer has complied with all of the terms of this Agreement. The Customer may terminate this Agreement at any time effective upon receipt by the Bank of at least 5 Business Days prior written notice. No termination under this paragraph shall affect the Bank's rights or the Customer's obligations regarding payment or default under this Agreement. Such termination shall not affect the Customer's obligation to pay all Loans and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Agreement, and the Customer agrees that any such payment by the Bank shall constitute a Loan to Customer under this Agreement.

11. Notices. The Bank may rely on instructions from the Customer with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests which are made by a person whom the Bank believes to be the Customer or its designated representative. All notices and statements to be furnished by the Bank shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Bank. All notices from the Customer shall be sent to the Bank at 111 West Monroe Street, Chicago, Illinois 60603, Attention:
      Michael Laurie, Account Officer. The Customer waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Customer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of Illinois.

12. Consent to Jurisdiction. THE CUSTOMER SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY

      ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Jury Trial Waiver. THE CUSTOMER AND THE BANK WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

THE CUSTOMER AGREES TO THE TERMS SET FORTH ABOVE.

      Signed by Customer on March 15, 2002.


                                             SUNRICH FOOD GROUP, INC.


                                             By: "Steven Bromley"
                                                --------------------------------
                                                Name: Steven Bromley
                                                Title: Chief Financial Officer

      Accepted and agreed to this 15th day of March, 2002.


                                             HARRIS TRUST AND SAVINGS BANK


                                             By: "Shane Koonce"
                                                --------------------------------
                                                Name: Shane Koonce
                                                Title: Vice President

                                    EXHIBIT A

                                   DEMAND NOTE

$5,000,000                                           ____________________, 2002

      ON DEMAND, for value received, the undersigned, SunRich Food Group, Inc., a Minnesota corporation, promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the "Bank") at its offices at 111 West Monroe Street, Chicago, Illinois, the principal sum of Five Million and 00/100 Dollars ($5,000,000) or, if less, the amount outstanding under the Facility B Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Facility B Loan Authorization Agreement referred to below.

      This Note evidences borrowings by the undersigned under that certain Facility B Loan Authorization Agreement dated as of ___________, 2002, between the undersigned and the Bank and is secured by various liens and security interests granted or to be granted to the Bank from time to time; and this Note and the holder hereof are entitled to all the benefits provided for under the Facility B Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all expenses incurred or paid by such holder, including attorneys' fees and court costs, in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of Illinois.

                                       SUNRICH FOOD GROUP, INC.


                                       By ______________________________________
                                          Name__________________________________
                                          Title_________________________________